FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Michael Wachs, CEOcast, Inc.
PHONE: 212-732-4300

Home Solutions Receives Notification Letter from American Stock Exchange

Dallas, January 4, 2006 - (PRNewswire-FirstCall) - Home Solutions of America, Inc. (AMEX: HOM; "the "Company"), a provider of recovery, restoration and rebuilding/remodeling services, announced today that it has received a letter from the American Stock Exchange ("AMEX") indicating that it is currently not in compliance with Section 301 of the AMEX Company Guide, which provides that a listed company is not permitted to issue, or authorize its transfer agent or registrar to issue or register, additional securities of a listed class until it has filed an application for the listing of such additional securities and received notification from the AMEX that the securities have been approved for listing.

Home Solutions discovered its noncompliance in December 2005 and promptly filed the required listing applications with AMEX, which resulted in the receipt of the noncompliance letter from AMEX.  After AMEX approves the listing applications, Home Solutions expects that it will again be in compliance with Section 301 of the AMEX Company Guide.   Furthermore, the Company has revised its standard operating procedures in order to ensure that future issuances of common stock are in compliance with AMEX Company Guide Section 301.

The AMEX Staff has determined not to apply at this time the continued listing evaluations and follow-up procedures specified in Section 1009 of the Company Guide.

Home Solutions believes that the listing of the shares in question with AMEX will have no material impact on the Company's financial performance or results.

Home Solutions is a provider of recovery, restoration and rebuilding/remodeling services to commercial and residential areas that are (i) prone to flooding, hurricanes, tornados, fires or other naturally occurring and repetitive weather related emergencies; and/or (ii) experiencing robust housing development. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and South Carolina through its five subsidiaries, Cornerstone Building and Remodeling, Southern Exposure, P.W. Stephens, Home Solutions Restoration of Louisiana and Fiber Seal Systems. Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. Southern Exposure and related companies is a provider of cabinet and countertop installation services in the Florida marketplace. P.W. Stephens provides mold and asbestos remediation services, and fire and water restoration services in California, Florida and Louisiana. Home Solutions Restoration of Louisiana provides Recovery Restoration Services in Florida, Louisiana, Mississippi and Texas and Fiber Seal Systems is a national licensor of cleaning and fabric protection businesses.

For more information on Home Solutions, please see the Company's website at http://www.homcorp.com/.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.